[TITUS, BRUECKNER & BERRY LETTERHEAD]

                                  July 28, 1997





Premium Cigars International, Ltd.
Suite 3
15651 North 83rd Way
Scottsdale, Arizona  85260

         Re:      Form SB-2 Registration Statement
                  --------------------------------

Gentlemen:

         We have acted as counsel for Premium Cigars International, Ltd., an Arizona corporation (the "Company"), in connection with the preparation of the Registration Statement relating to 1,900,000 shares of Common Stock, no par value, of the Company as well as up to 285,000 shares available pursuant to the underwriter's over-allotment option and up to 170,989 issuable pursuant to representative's warrants. As your counsel in connection with preparation of the Registration Statement, we have undertaken such examination as we have deemed relevant to such preparation.

         On the basis of and subject to the foregoing, it is our opinion that the shares to be issued and sold by the Company as described in the Registration Statement (including the shares issuable after valid exercise of the representative's warrants) have been duly authorized and, when issued and sold, will be duly issued, fully paid and non-assessable shares of the Company.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

         This opinion is to be used only in connection with the offer of sale of the Securities as variously referred to herein while the Registration Statement is in effect.

                                     Very truly yours,